Exhibit 23.3

The accompanying consolidated financial statements give effect to the 7,628.984 for one stock split of the outstanding common stock of Quintana Maritime Limited which will take place on the effective date of the offering. The following consent is in the form which will be furnished by Deloitte., Hadjipavlou, Sofianos, & Cambanis S.A., an independent registered public accounting firm, upon completion of the 7,628.984 for one stock split of the Company's outstanding common stock described in Note 7 to the consolidated financial statements and assuming that from June 8, 2005 to the date of the completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 3, 2005, (except for Note 8 as to which the date is June 8, 2005 and Note 7 as to which the date is July , 2005) relating to the financial statements of Quintana Maritime Limited and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte.

Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
June 30, 2005